Exhibit 4.60

To:    Scorpio Bulkers Inc.
SBI Cronos Shipping Company Limited
9, Boulevard Charles III
Monaco 98000

Dated: February 25, 2016

Dear Sirs:

We refer to that certain senior secured term credit agreement dated as of December 22, 2015 (as the same has been or may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Scorpio Bulkers Inc., as borrower (the “Borrower”), SBI Cronos Shipping Company Limited, as guarantor (the “Guarantor”), the banks and financial institutions listed in Schedule 1 to the Credit Agreement, as lenders (the “Lenders”), and Crédit Agricole Corporate and Investment Bank, as mandated lead arranger (the “Lead Arranger”), administrative agent (the “Agent”), security trustee (the “Security Trustee” and together with the Lenders, the Lead Arranger and the Agent, the “Creditor Parties”) and account bank. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

The Borrower has requested that the Lenders consent to a modification of Clause 12.4 of the Credit Agreement. As of today, Clause 12.4 reads as follows:

12.4    Free Liquidity. The Borrower shall maintain Consolidated Liquidity of not less than the greater of (i) $50,000,000, or (ii) $850,000 per vessel owned by the Borrower or any subsidiary of the Borrower, to be tested on the last day of each fiscal quarter. For the avoidance of doubt, Consolidated Liquidity shall include all amounts held in the Earnings Account or in any other accounts of the Borrower or its subsidiaries with any of the Lenders.

The Borrower has requested that Clause 12.4 be modified to read as follows:

12.4    Free Liquidity. The Borrower shall maintain Consolidated Liquidity of not less than the greater of (i) $25,000,000 or (ii) $700,000 per vessel owned by the Borrower or any subsidiary of the Borrower, to be tested on the last day of each fiscal quarter. For the avoidance of doubt, Consolidated Liquidity shall include all amounts held in the Earnings Account or in any other accounts of the Borrower or its subsidiaries with any of the Lenders.

The Lenders herewith consent to such modification of Clause 12.4 of the Credit Agreement subject to the following terms and conditions of this letter agreement:

1.
References in the Credit Agreement and each of the other Finance Documents to “this Agreement” or “Credit Agreement” or other equivalent references shall mean the Credit Agreement as amended and supplemented by this letter agreement.

2.	The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or any other Creditor Party in connection with the

Exhibit 4.60

preparation and execution of this  letter agreement and or the modification of the form of any Finance Document or any related documents deemed necessary by the Agent in connection with the modification of Clause 12.4 as set forth herein, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel.

3.	Each of the Security Parties represents and warrants to the Creditor Parties that:

a.
the representations and warranties set out in Clause 10 of the Credit Agreement (other than those relating to a specific date) were true and correct as to the Borrower and the Guarantor and are true and correct as if made on the date of this letter agreement;

b.
each of the Security Parties has the power to execute, deliver and perform its obligations under this letter agreement and all necessary corporate, shareholder and other actions have been taken by each Security Party to authorize the execution, delivery and performance of this letter agreement;

c.	this letter agreement constitutes valid and legally binding obligations of each of the Security Parties enforceable in accordance with its terms;

d.
the execution, delivery and performance of this letter agreement will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment or decree to which any of the Security Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Security Parties is a party or is subject or by which it or any of its property is bound; (iii) contravene or conflict with any provision of the constitutional documents of any of the Security Parties or (iv) result in the creation or imposition of or oblige any of the Security Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Security Parties;

e.
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this letter agreement that it or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to this letter agreement and this letter agreement is in proper form for its enforcement in the court of each Pertinent Jurisdiction; and

f.
every consent, authorization, license or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Security Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this letter agreement or the performance by any of the Security Parties of their respective obligations under this letter agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

Exhibit 4.60

4.	Each of the Security Parties acknowledges its obligations under each of the Finance Documents to which it is a party and confirms that each of such Finance Documents remains in full force and effect.

5.	The provisions of Clauses 29, 30, 32 and 33 of the Credit Agreement shall apply to this letter agreement as if set forth herein.

6.
Save as amended by this letter agreement, the provisions of the Credit Agreement and each of the other Finance Documents shall continue in full force and effect and the Credit Agreement and this letter agreement shall be read and construed as one instrument.

Very truly yours,

CRÉDIT AGRICOLE CORPORATE and
INVESTMENT BANK, as Agent and Security Trustee

By: /s/Geoffrey D. Ferrer
Name: Geoffrey D. Ferrer
Title: Attorney-in-Fact

Exhibit 4.60

Consented and Agreed to
this 25th day of February, 2016

CRÉDIT AGRICOLE CORPORATE and
INVESTMENT BANK, as Lender

By:/s/Geoffrey D. Ferrer
Name: Geoffrey D. Ferrer
Title: Attorney-in-Fact

Exhibit 4.60

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement.

Scorpio Bulkers Inc.

By: /s/ Hugh Baker
Name: Hugh Baker
Title: Chief Financial Officer
Date: February 25, 2016

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement.

SBI Cronos Shipping Company Limited

By: /s/ Hugh Baker
Name: Hugh Baker
Title: Secretary
Date: February 25, 2016